SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – February 16, 2007

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02.	Departure of Principal Officers.

Item 8.01.	Other Events.

Lockheed Martin Corporation today announced a realignment of some of its business segments along with some personnel changes. The realignment is being made to enhance support for critical customer missions and increase the Corporation’s integration of resources.

Effective immediately, the Integrated Systems & Solutions (IS&S) business segment and the Information Technology & Global Services (IT&GS) business segment will be combined. The new business segment will be named Information Systems & Global Services (IS&GS) and will be led by Linda Gooden. Gooden is currently Executive Vice President of IT&GS. The new business segment will be headquartered in Gaithersburg, Maryland, and will include most of the existing components of the current IT&GS and IS&S organizations with the following exceptions:

•	Aircraft and Logistics Centers, now part of IT&GS, will report to the Aeronautics business segment.

•

Management of Sandia National Laboratories and our ownership interest in the joint venture that manages the Atomic Weapons Establishment in the U.K., both now part of IT&GS, will report to the Electronic Systems business segment.

•	Transportation and Security Solutions, now part of Electronic Systems, will become part of IS&GS.

In addition to the above changes, the Advanced Concepts organization, including the Center for Innovation—now reporting to IS&S—will report to the Chief Technology Officer. These changes do not affect the historical results, discussion or presentation of business segments that will be reflected in the Corporation’s 2006 Annual Report on Form 10-K. The Corporation plans to begin to report its financial results consistent with this new structure beginning with the first quarter of 2007.

Separately, IS&S Executive Vice President Stan Sloane has announced that he will retire from the Corporation and has accepted a position with another company.

Item 7.01.	Regulation FD Disclosure.

The Corporation plans to provide information regarding historical segment results reclassified from amounts previously reported and 2007 segment outlook to reflect the new business segment presentation in connection with the Corporation’s 2007 first- quarter earnings release.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

By:	/s/ David A. Dedman
David A. Dedman
Associate General Counsel

February 22, 2007

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